Exhibit 99.2

NEWS RELEASE

CONTACTS:	Actavis:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

David Belian
(862) 261-8141

Actavis Names Maria Teresa Hilado Chief Financial Officer

- Expertise in global finance, M&A, business development –

- Will join Actavis effective December 8, 2014 -

DUBLIN, IRELAND – November 10, 2014 – Actavis plc (NYSE: ACT), a leading global specialty pharmaceutical company, today announced that Maria Teresa (Tessa) Hilado will join the Company, effective December 8, 2014, as Chief Financial Officer.

Ms. Hilado brings more than 26 years of global finance experience to the position, and will be based at the Company’s Parsippany, NJ, U.S. Administrative Headquarters. She will succeed R. Todd Joyce, who will remain with Actavis through early 2015 to support the transition.

“Tessa is an experienced, finance leader whose nearly three decades in financial leadership roles at some of the world’s leading multinational corporations will be invaluable to Actavis as we continue our evolution as one of the fastest-growing and most dynamic pharmaceutical companies in the world,” said Brent Saunders, Actavis CEO and President. “She will bring extensive expertise in global finance, mergers and acquisitions and business development, and is widely recognized for her exceptional leadership skills. We are excited to add a senior executive of Tessa’s caliber to Actavis.”

Ms. Hilado joins Actavis from PepsiCo, Inc., where she has served as Senior Vice President, Finance and Treasurer since 2009. Prior to PepsiCo, she served as Vice President and Treasurer for Schering-Plough Corporation from 2008 to 2009. Ms. Hilado spent more than 17 years with General Motors Corporation, in a variety of increasingly responsible positions most notably Assistant Treasurer from 2006 to 2008, and previously CFO GMAC Commercial Finance LLC from 2001 to 2005. She also held positions in the capital markets, business development, worldwide funding and pension analysis and overseas financing functions. She began her career with Far East Bank and Trust Company, Manila, Philippines.

Ms. Hilado serves on the Board of Directors of H.B. Fuller, and previously served on the Board of Directors of Bausch & Lomb. She earned a Master’s in Business Administration from the University of Virginia’s Darden School of Business Administration, and a Bachelor of Science in Management Engineering from Ateneo de Manila University in the Philippines.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

Actavis Forward-Looking Statement

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this communication. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis plc’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.